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                                                                   EXHIBIT 10.10


                               OPEN SOLUTIONS INC.

                         Restricted Stock Unit Agreement
                     Granted Under 2003 Stock Incentive Plan

         AGREEMENT made this __ day of ___________, 200__, between Open Solutions Inc., a Delaware corporation (the "Company"), and _______________ (the "Participant").

         For valuable consideration, receipt of which is acknowledged, the parties hereto agree as follows:

         1.       Issuance of Shares.

         The Company hereby grants to the Participant, subject to the terms and conditions set forth in this Agreement and in the Company's 2003 Stock Incentive Plan (the "Plan"), the right to receive ___ shares of common stock, $0.01 par value, of the Company (the "Shares") on the Vesting Date (as defined in Section 2 below). The Company shall issue to the Participant or his estate, if applicable, one or more certificates representing the Shares as soon as practicable following the Vesting Date; provided, however that the Shares will be issued no later than the later of (i) December 31 of the calendar year in which the Vesting Date occurs and (ii) the fifteenth day of the third calendar month following the Vesting Date. Until the Vesting Date, the Participant shall have no rights to any Shares or any rights associated with such Shares, including without limitation dividend or voting rights. The number of Shares shall be subject to adjustment pursuant to Section 8(a) of the Plan.

         2. Vesting. The Vesting Date for the Shares will be the earliest of:


                  (a) January 1, ___ [Insert January 1 that is nine years following the anniversary of the grant];

                  (b) The first date on which the Participant is no longer a member of the Board of Directors of the Company;

                  (c)      The death of the Participant;

                  (d) The disability of the Participant (within the meaning of Proposed Treasury Regulation Section 1.409A-3(g)(4) or any successor regulation); and

                  (e) A change in ownership or effective control of the Company (within the meaning of Proposed Treasury Regulation Section 1.409A-3(g)(5) or any successor regulation).

         3.       Transferability.

         This Agreement may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of (whether by operation of law or otherwise) (collectively, a "transfer"), except that this Agreement may be transferred by the laws of descent and distribution. The Participant may only transfer the Shares that may be issued pursuant to this Agreement following the Vesting Date.




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         4.       Provisions of the Plan.

         This Agreement is subject to the provisions of the Plan, a copy of which is furnished to the Participant with this Agreement.

         5.       Withholding Taxes.

                  (a) The Participant has reviewed with the Participant's own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.

                  (b) The Participant acknowledges and agrees that the Company has the right to deduct from payments of any kind otherwise due to the Participant any federal, state or local taxes of any kind required by law to be withheld with respect to the transactions contemplated by this Agreement, including the vesting of the Shares.

         6.       Acceleration/ Deferral.

                  (a) Acceleration. In no event may the Company deliver the Shares to the Participant earlier than the Vesting Date.

                  (b) Deferral. In no event may the Company or the Participant defer the delivery of the Shares beyond the date specified in
Section 1 of this Agreement, unless such deferral complies in all respects with Proposed Treasury Regulation Section 1.409A-2(b) related to subsequent changes in the time or form of payment of nonqualified deferred compensation arrangements, or any successor regulation.

         7.       Miscellaneous.

                  (a) Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code and shall be construed consistently therewith.

                  (b) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

                  (c) Waiver. Any provision for the benefit of the Company contained in this Agreement may be waived, either generally or in any particular instance, by the Board of Directors of the Company.

                  (d) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and the Participant and their respective heirs, executors, administrators, legal representatives, successors and assigns, subject to the restrictions on transfer set forth in Section 3 of this Agreement.



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                  (e)      Notice. All notices required or permitted hereunder
shall be in writing and deemed effectively given upon personal delivery or five days after deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party hereto at the address shown beneath his or its respective signature to this Agreement, or at such other address or addresses as either party shall designate to the other in accordance with this Section 6(e).

                  (f) Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

                  (g) Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties, and supersedes all prior agreements and understandings, relating to the subject matter of this Agreement.

                  (h) Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Participant.

                  (i) Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without regard to any applicable conflicts of laws.

                  (j) Participant's Acknowledgments. The Participant acknowledges that he or she: (i) has read this Agreement; (ii) has been represented in the preparation, negotiation and execution of this Agreement by legal counsel of the Participant's own choice or has voluntarily declined to seek such counsel; (iii) understands the terms and consequences of this Agreement; and (iv) is fully aware of the legal and binding effect of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                         OPEN SOLUTIONS INC.

                                         By:
                                              ------------------------
                                              Name:
                                              Title:



                                         -----------------------------
                                         [Name of Participant]

                                          Address:


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